Exhibit 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this "Agreement") dated as of May 17, 2010 by and between UNITED-GUARDIAN, INC., a Delaware corporation with an address at 230 Marcus Boulevard, Hauppauge, New York  11501 (the "Corporation"), and KENNETH H. GLOBUS, an individual residing at _______________________________ (the "Stockholder").

RECITALS

A.           The Stockholder is the beneficial owner of 1,905,293 shares of common stock, $.10 par value, of the Corporation (the “Common Stock”), such shares constituting 38.5% of the outstanding shares of capital stock of the Corporation.

B.           The Stockholder desires to sell, and the Corporation desires to purchase, 350,000 of such shares (the "Shares") pursuant to this Agreement.

Accordingly, the Corporation and the Stockholder agree as follows:

ARTICLE I

SALE OF SHARES

l.l   Sale of Shares.  On the basis of the representations, warranties, covenants and agreements contained herein and subject to the satisfaction or waiver of the conditions set forth herein, the Stockholder agrees to sell, assign, transfer and deliver to the Corporation on the Closing Date (as defined below), and the Corporation agrees to purchase from the Stockholder on the Closing Date, the Shares.

1.2   Price.  In full consideration for the purchase by the Corporation of the Shares, the Corporation shall pay to the Stockholder $10.75 per share or Three Million Seven Hundred Sixty-Two Thousand Five Hundred Dollars ($3,762,500) in the aggregate (the “Purchase Price”), payable in the following installments by wire transfer of immediately available funds to a bank account designated by the Stockholder.

1.2.1	$376,250 shall be payable contemporaneously with the execution of this Agreement, subject to the termination provisions of Article VII hereof; and

1.2.2	$3,386,250 (the “Purchase Price Balance”) shall be paid at the Closing (as defined in Section 1.3).

1.3 Closing.  The closing of the sale referred to in Section 1.1 (the "Closing") shall take place at the offices of Farrell Fritz, P.C. at such time and date as mutually agreed to by the

Stockholder and the Corporation.  Such date is herein referred to as the "Closing Date".

1.4 Corporation's Actions Following Execution.  Following the execution of this Agreement by the Corporation and by the Stockholder, the Corporation shall (i) file with the Securities and Exchange Commission (the “SEC”) within the mandated filing period a Current Report on Form 8-K to provide required disclosure with respect to this Agreement and the purchase of the Shares contemplated hereunder, and (ii) issue a press release regarding this Agreement and the purchase of the Shares contemplated hereunder, the content of which shall be mutually satisfactory to the Corporation and the Stockholder.

1.5 Stockholder's Actions at Closing.   At the Closing, the Stockholder will deliver to the Corporation stock certificates representing all the Shares, duly endorsed or accompanied by documents of assignment sufficient to transfer legal and beneficial ownership of the Shares represented by the certificates to the Corporation.

1.6 Corporation's Actions at Closing.  At the Closing, the Corporation will deliver the Purchase Price Balance to the Stockholder.

1.7 Stockholder's Actions Following Closing.  The Stockholder shall file all required filings with the SEC to report the change in his beneficial ownership of shares of Common Stock, in each case within required time periods.

ARTICLE II

REPRESENTATIONS OF THE STOCKHOLDER

2.    Representations of the Stockholder.  The Stockholder represents and warrants to the Corporation as follows:

2.1   Authority; Due Execution.  The Stockholder is a resident of the State of New York.  The execution, delivery and performance by the Stockholder of this Agreement is within his legal right, power, capacity and authority.  This Agreement is a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, and has been duly authorized, executed and delivered by the Stockholder

2.2   No Restrictions.  The execution, delivery and performance by the Stockholder hereof, the sale of the Shares to be sold by the Stockholder and the consummation by the Stockholder of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Stockholder pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Stockholder is a party or by which the Stockholder is bound or to which any of the property or assets of the Stockholder is subject or (ii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory agency

2.3   Ownership of Shares.  The Stockholder is the lawful owner of the Shares free and clear of all liens, charges, security interests, options, encumbrances, mortgages, hypothecations, pledges, restrictions and claims of every kind.  The Stockholder has full legal right, power and authority to sell, assign, transfer and convey the Shares pursuant to this Agreement.  The delivery to the Corporation of the Shares pursuant to the provisions of this Agreement will transfer to the Corporation valid title thereto, free and clear of all liens, charges, security interests, options, encumbrances, mortgages, hypothecations, pledges, restrictions and claims of every kind except for any liens created by the Corporation.

2.4   Litigation.  The Stockholder has neither knowledge nor information as to any action, suit, or proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending or threatened against the Corporation or relating to the sale of the Shares.

2.5   Compliance with Laws.  To the best of the Stockholder's knowledge or information, the Corporation is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the business or condition (financial or otherwise) of the Corporation taken as a whole.

2.6   Broker's or Finder's Fees.  No agent, broker, person or firm acting on behalf of the Stockholder is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

2.7  No Material Information.  As of the date hereof and as of the Closing Date, as the case may be, the sale of the Shares by the Stockholder is not and will not be prompted by any material information concerning the Company

ARTICLE III

REPRESENTATIONS OF THE CORPORATION

3.    Representations of the Corporation.  The Corporation represents and warrants as follows:

3.1   Due Organization of the Corporation.  The Corporation is a corporation duly organized under the laws of the State of Delaware.  The Corporation has the corporate power and authority to make, execute, deliver and perform this Agreement and this Agreement has been duly authorized and approved by all required corporate action of the Corporation.  This Agreement is a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms.

3.2   No Restrictions.  The execution and delivery of this Agreement by the Corporation and the consummation of the transactions contemplated hereby (a) will not violate any provision of the Certificate of Incorporation or By-Laws of the Corporation, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which the Corporation or any of its properties is bound, and (c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which the Corporation is a party, or by which the Corporation or any of its properties is bound, excluding from the foregoing clauses (b) and (c) violations, breaches or defaults which, either individually or in the aggregate, would not prevent the Corporation from performing its obligations under this Agreement or consummation of the transactions contemplated by this Agreement.

3.3   Broker's or Finder's Fees.  No agent, broker, person or firm acting on behalf of the Corporation is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

ARTICLE IV

CONDITIONS TO THE CORPORATION'S OBLIGATIONS

4.    Conditions to the Corporation's Obligations.  The purchase of the Shares by the Corporation on the Closing Date is conditioned upon satisfaction of the conditions listed in Sections 4.1 and 4.2 hereof.

4.1   Truth of Representations and Warranties.  The representations and warranties of the Stockholder contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

4.2 No Injunction.  No court or other government body or public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

4.3 Fairness Opinion.  Coady Diemar Partners, L.L.C. shall not have withdrawn or revised in any material manner its opinion letter dated May 17, 2010 as to the fairness of the Purchase Price to the Corporation from a financial point of view.

ARTICLE V

CONDITIONS TO THE STOCKHOLDER'S OBLIGATIONS

5.    Conditions to the Stockholder's Obligations.  The sale of the Shares by the Stockholder on the Closing Date is conditioned upon satisfaction of the conditions listed in Sections 5.1 and 5.2.

5.1   Truth of Representations and Warranties.  The representations and warranties of the Corporation contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

5.2   No Injunction.  No court or other government body or public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1   Survival.  The representations and warranties of the Stockholder and the Corporation in this Agreement and the covenants and agreements contained in Article VI shall survive the Closing.

6.2   Indemnification by the Corporation.  The Corporation agrees to indemnify the Stockholder, against and hold the Stockholder harmless from any and all losses, liabilities, damages (including any governmental penalty or punitive damages), deficiencies, interest, costs and expenses and any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to the enforcement of this Article VI (collectively, "Liabilities") arising out of the breach of any representation or warranty of the Corporation herein.  No claim may be asserted nor may any action be commenced against the Corporation for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Corporation describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action.

6.3   Indemnification by the Stockholder.  The Stockholder agrees to indemnify the Corporation and its affiliates against and hold the Corporation harmless from any and all Liabilities arising out of the breach of any representation or warranty of the Stockholder herein.  No claim may be asserted nor any action commenced against the Stockholder for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Stockholder describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action.

6.4   Procedure for Claims.  The provisions of this Section 6.4 shall govern any claim for indemnification by the Corporation pursuant to Section 6.3 or by the Stockholder pursuant to Section 6.2 (each such indemnified party an "Indemnitee) against the party or parties required to provide indemnification hereunder (the "Indemnitor").  If any dispute or claim shall arise in respect of the enforcement or interpretation of Section 6.2 or 6.3, then the Indemnitee shall give written notice to the Indemnitor describing such dispute or claim in reasonable detail.  The Indemnitee shall be entitled to give such notice prior to the establishment of the amount of its losses, damages and expenses and to supplement its claim from time to time thereafter by further notices as they are established.  The Indemnitor shall respond to such claim for indemnification within 30 business days after receipt of the claim stating its acceptance or objection to the indemnification claim and explaining its position in respect thereto in reasonable detail.  If the Indemnitor does not timely so respond, it will be deemed to have accepted the Indemnitee's indemnification claim as specified in the notice given by the Indemnitee.  If the Indemnitor gives timely notice of acceptance or is otherwise deemed to have accepted the indemnification claim, it shall cure the matter giving rise to the claim to the sole satisfaction of the Indemnitee as promptly as possible.  If the Indemnitor gives a timely objection notice, then the parties shall negotiate in good faith to attempt to resolve the dispute.  Upon the expiration of 20 business days from the objection notice or such longer period as to which the Indemnitor and Indemnitee may agree, if the parties have not resolved their dispute, then such dispute shall be arbitrated before three arbitrators in the County of Suffolk, New York, in accordance with the then Commercial Rules of the American Arbitration Association.  The award of the arbitrators shall be final, binding and conclusive on the parties.  Judgment upon the award by the arbitrators may be entered in any court having jurisdiction.  The costs of any such arbitration shall be paid as directed by the arbitrators and, to the extent not so directed, shall be shared equally by the parties.  Any claim made hereunder by any Indemnities shall not be subject to any defense, set-off or counterclaim of the Indemnitor.

ARTICLE VII

TERMINATION

7.1  Termination Events.  This Agreement may be terminated at any time prior to Closing as follows:

(a)         by the Corporation if (i) the Stockholder is in breach of this Agreement and (ii) the Corporation is not in breach of this Agreement; or

(b)            by the Stockholder if (i) the Corporation is in breach of this Agreement and (ii) the Stockholder is not in breach of this Agreement.

Except as otherwise provided in Section 7.2, each party’s right of termination hereunder is in addition to any of the rights it may have hereunder or otherwise.

7.2  Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no further effect; provided no such termination of this Agreement shall release any party from liability for any breach hereof occurring prior to the date of termination.  In the event of any termination pursuant to this Article VII, the Seller shall return the Deposit to the Purchaser.

ARTICLE VIII

MISCELLANEOUS

8   Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York without reference to conflict of law principles.

8.1   Jurisdiction.  Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto or thereto shall be brought in the United States Eastern District, if there exists subject matter jurisdiction in such court, or alternatively the Supreme Court of the State of New York, Suffolk County, and by execution and delivery of this Agreement each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

8.2   Captions.  The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

8.3   Notices.  Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or by registered or certified mail, postage prepaid, addressed as indicated above or such other address as shall be furnished in writing by any such party in accordance with this section.

8.4   Assignment; Succession.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.5   Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

8.6   Entire Agreement.  This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

8.7   Amendments. This Agreement may be amended or modified, only by an agreement in writing signed by the Corporation and the Stockholder.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNITED-GUARDIAN, INC.

By: /s/ ROBERT S. RUBINGER
       Name: Robert S. Rubinger
       Title:  Executive Vice President

      /s/ KENNETH H. GLOBUS
       Kenneth H. Globus